Exhibit 10.4

DATED	, 2008

METASTORM LIMITED	(1)

And

NAME	(2)

CONTRACT OF EMPLOYMENT

DATE OF AGREEMENT	2008

PARTIES

(1)	METASTORM LIMITED whose registered office is at Central House, 1 Alwyne Road, London SW19 7AB (the “Company”)

(2)	NAME of ADDRESS

IT IS AGREED THAT:

1             DEFINITIONS AND INTERPRETATION

1.1          In this agreement the following words and phrases shall have the following meaning:

“DPA” means the Data Protection Act 1998.

“ERA” means the Employment Rights Act 1996.

“Group” means the Company and its subsidiaries and any holding company of the Company and any subsidiary of such holding company (all as defined in the Companies Act 1985) and any associated company (which expression shall mean any other company of which the Company or its holding company or any subsidiary or the company or its holding company beneficially holds not less than 20% of the equity share capital).

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

“WTR” means the Working Time Regulations 1998.

2             COMMENCEMENT

Your employment began on START DATE.  No previous employment with the Company or with a previous employer counts as part of a period of continuous employment with the Company, except where required under TUPE.

3             JOB TITLE/DUTIES

3.1          Your job title is TITLE.  Your normal responsibilities and duties will be as detailed in Schedule 3, and as directed by the VP International Sales from time to time.  The Company reserves the right to require you to perform such other or additional duties as the Company may reasonably determine from time to time.

3.2          You are required to be familiar with and comply with all policies and procedures of the Company at all times.

3.3          You agree that if the nature of the work the Company requires you to do or the manner of doing it changes you will undergo appropriate Company-provided training to enable you to fulfil the new requirements.

3.4          You acknowledge and agree that you will at all times during your employment, including during any period of suspension or while on garden leave in accordance with clause 18.4, be subject to a duty of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company.  These duties include, without limitation the duty throughout the duration of this agreement:

(a)           not to compete with the Company or any Group Company;

(b)           not to make preparations (during such hours as you should be providing services under this agreement) to compete with the Company or any Group Company after this agreement has terminated;

(c)           not to solicit in competition with the Company or any Group Company any customer or customers of the Company or Group Company;

(d)           not to entertain invitations to provide services in a personal capacity from customers of the Company or any Company of the Group where such invitations relate to services which could be provided by the Company or any Group Company;

(e)           not to offer external employment to employees of the Company or any Company of the Group (other than employment by the Company or any Group Company);

(f)            not to copy or memorise confidential information or trade secrets of the Company or any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of the Company or the Group Company; and

(g)           not without the prior written consent of the Company engage in any form of business or employment other than your employment with the Company or the Group whether inside or outside your normal hours of work.  In the event permission is granted for you to engage in other employment outside your normal hours of work, you are required to notify us of the hours worked and to discontinue it if an actual or potential conflict of interest between that activity and your work for us arises.

4              PROBATIONARY PERIOD

4.1           If a new starter, your initial employment with the Company will be on the basis of a probationary period of three months.  During that period, the Company will assess and review your work performance and may at any time terminate your employment with one week’s written notice.

4.2           The Company reserves the right, at its discretion, to extend your probationary period should it be deemed necessary.

4.3           If you feel you are not suited to the job during the probationary period you will be required to give the Company one week’s written notice to terminate your employment.

4.4           Your employment will be confirmed in writing should your probationary period prove satisfactory to the Company.

5              PLACE OF WORK

5.1           Your primary place of employment is Central House, 1c Alwyne Road, Wimbledon, London SW19 7AB.  You may be required to work either on a temporary basis or a permanent basis at any of the Company’s or the Group’s other locations the Company may reasonably require from time to time

5.2           You may also be required to travel on Company business.  This may involve travelling outside normal business hours and at weekends and Bank or Public holidays should the need arise.  Reasonable expenses will be paid for such travel as detailed in clause 9.

6              NORMAL HOURS

6.1           Your normal working hours are from 9am to 5.30pm Monday to Friday.  You are entitled to a break for lunch of up to one hour, preferably to be taken between 12.00pm and 3.00pm.  However, in busy periods you will be expected to be flexible on the timing and length of your break.

6.2           You will be required to work such additional hours as are reasonably necessary to complete your duties or when the particular needs of the business dictate.  This may include working in the evenings, outside normal office hours, at weekends or on Bank or public holidays.  You will be issued with an appropriate security pass should you work outside normal office hours and you are expected to comply with the Company’s security procedures at all times.  This includes observing the notices concerning restricted areas where only authorised personnel are permitted to enter.  You will not be entitled to extra pay or time off in lieu for working any additional hours.

6.3           For the purposes of the WTR, it is not intended that you will be required to work on average in excess of 48 hours per week averaged over a period of 17 weeks.  However, you hereby agree to work in excess of an average of 48 hours per week should the Company require you to do so.  If you wish to terminate your agreement to opt out of the 48-hour average limit, you are required to give the Company 3 months’ written notice of your intention to do so.

7              REMUNERATION

You will be paid £ SALARY gross per annum which will be paid monthly in arrears on or before the last working day of each month.  Your salary will be credited directly to your bank account.  Salaries are reviewed each year without any undertaking from the Company that an increase will be made.  You will be notified in writing of any change to your salary, if any is made.

8              OTHER BENEFITS

8.1           During this agreement you will be entitled to participate at the Company’s expense in the Company’s private medical expenses insurance scheme for your benefit.

8.2           Your membership of the scheme detailed at 8.1 above is subject to:

(a)           the rules of the above scheme from time to time (and any replacement schemes provided by the Company); and

(b)           your being eligible to participate in or benefit from such schemes pursuant to their rules.

8.3           If the scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to you the Company is not liable to provide replacement benefit of the same or similar kind or compensation in lieu of such benefit.

8.4           The Company may at its absolute discretion challenge any refusal by the scheme provider to provide benefits to you providing:

(a)           where appropriate, you take all proper measures to appeal against the refusal in accordance with the terms of any policy provided by the scheme provider and meet (on an interim or on-account basis if so requested) all costs in connection with the same which are incurred by the Company;

(b)           you co-operates with the Company and discloses to it all  personal information relevant to the claim and if required by the Company, attends a medical examination by a doctor selected and instructed by it;

(c)           you fully indemnify the Company against all costs, expenses and claims incurred by the Company in connection with challenging the scheme provider’s decision to refuse to provide benefits under the scheme.

8.5           The Company at its absolute discretion reserves the right to discontinue, vary or amend any scheme provided for the benefit you at any time and will not be liable to provide any replacement benefit of the same or similar kind, or compensation in lieu of such benefit.

9              BONUS ARRANGEMENT

You will be entitled to commission calculated by reference to the compensation plan attached at Schedule 1 to this agreement.  The Company reserves in its absolute discretion the right to terminate or amend any commission arrangements applicable to you without notifying you.

10           CAR ALLOWANCE

The Company will provide you with an annual car allowance of £ANNUAL AMOUNT to be paid in equal monthly instalments (less tax and National Insurance) with your salary.  This allowance shall be deemed to include all costs of road fund licence, insurance premiums and running costs of the car, including fuel, oil, maintenance and repairs.  For the avoidance of doubt, the car allowance is not included in your basic pay and will not count towards other terms and conditions of employment which are related to your basic pay.

11           BUSINESS EXPENSES

You will be reimbursed for all business expenses properly incurred by you in connection with carrying out your duties under this agreement.  You must produce evidence of your expenses in the form required by the Company from time to time.  The Company reserves the right to refuse to reimburse expenses for which no satisfactory evidence has been produced.  Further details of reimbursement are provided in the Europe Travel & Expense Policy.

12           PENSION SCHEME

12.1         The Company operates a Defined Contribution Pension Scheme (“the Scheme”) which subject to your satisfying the eligibility criteria of the scheme and subject to the rules of the scheme provides benefits on your retirement and a lump sum payment (and pension for your spouse/dependants) if you should die during your employment.

12.2         Membership of the Scheme is optional and you can leave it at any time.   You must confirm to Human Resources that you wish to join the Scheme.

12.3         Further details of the Scheme are set out in the Pension Scheme Booklet which may be obtained from Human Resources.   The Scheme is kept under review and changes in it will be made from time to time.   You will be notified of any significant changes.

12.4         As a member of the Scheme you will have to contribute to it.  For every 1% of gross salary you choose to contribute personally the company will make an equivalent contribution to a limit of 5% of your gross salary.   You hereby authorise the Company to deduct your pension contribution from your pay.

12.5         The Company reserves the right to at its absolute discretion to terminate or substitute other schemes for the Scheme or terminate or amend the terms of the Scheme including the level of benefits.

13           HOLIDAYS

13.1         The Company’s holiday year runs from 1 January to 31 December.

13.2         In addition to UK Bank and public holidays you are entitled to 22 days’ basic paid holiday in each complete holiday year.

13.3         Entitlement for holidays and holiday pay cannot be brought forward or carried over to the next holiday year.

13.4         There is no payment in lieu in respect of any holiday untaken at the end of the holiday year.

13.5         You will not normally be permitted to take more than 10 consecutive working days’ holiday at any one time.  Should you wish to take more than 10 days’ holiday on one occasion you must first obtain written permission from the VP International Sales.

13.6         Holiday dates must be taken at times convenient to the Company and agreed first with the VP International Sales.  Holiday dates will be allocated on a first come first served basis and the Company reserves the right to refuse to grant a request for holiday at times inconvenient to the business.

13.7         In the holiday year, you will be deemed to take WTR holiday before non-WTR holiday.

13.8         You will not continue to accrue non-WTR holiday for any period or periods during which you are absent from work by reason of illness which exceed in aggregate 20 working days in any holiday year.

13.9         The Company reserves the right to require you to take any unused holiday entitlement during any period of notice that has been given either by the Company or by you.  If the Company does not exercise this right, on leaving the Company’s employment you will be paid a sum equivalent to the value of any unused WTR holiday to which you are entitled after deduction of tax and national insurance contributions but you will not receive payment in lieu of any untaken non-WTR holiday.

13.10       Upon termination of your employment if you have taken more days holiday then your accrued entitlement you are required to pay the Company for any excess days taken which sum can be deducted from your final salary or any other figures then owing to you by the Company.

14           SICKNESS ABSENCE

14.1         If you are unable to attend work for any reason, you must inform your Manager as soon as possible on the first day of absence and in any event no later than 9.30am stating the reason for your absence and when you expect to return to work.  If he is not available then you should inform Human Resources.  Failure to do so may result in disciplinary action being taken against you.

14.2         For any period of absence of less than seven days, on return to work you are required to complete the Company’s self-certification form detailing the reason for your absence. If you are absent for more than seven days you must produce to the Company a medical certificate to cover the duration of such absence and you must produce medical certificates to cover any further periods of absence.

14.3         Sick Pay will be paid in accordance with the Statutory Sick Pay Regulations provided that you comply with the relevant statutory rules regarding notification, self-certification or the provision of medical certificates where appropriate.

14.4         The Company reserves the right not to pay you any sick pay if you fail to comply with the relevant statutory rules regarding provision of evidence of illness.

14.5         If you are absent by reason of sickness, injury or other incapacity, you agree at the request of the Company to undergo one or more medical examinations performed by a doctor appointed and paid for by the Company.  You authorise the Company to have unconditional access to any report produced as a result of such examination and to any relevant medical information held on you by your own Doctor.

15           CONFIDENTIALITY

15.1         You acknowledge that in the ordinary course of your employment you will be exposed to information about the Company’s business and the business of Group Companies and that of the Company’s and the Group Companies’ suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies.  Such information (whether recorded in writing, on computer disk or in any other medium) is referred to as “Confidential Information”.  You therefore agree to accept the restrictions in this clause.

15.2         You will not either directly or indirectly during this agreement or after its termination without limit in time for your own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation except to those officials of the Company or any Group Company whose province it is to know the same any secret or Confidential Information or information constituting a trade secret acquired or discovered by you in the course of your employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders.  In particular this covers software code, price lists, solution provider agreements, master distributor agreements and employment contracts.

15.3         You are also required to use your best endeavours to prevent the disclosure of any information of a confidential nature during your employment.

15.4         Breach of this clause will be considered to constitute gross misconduct, which may lead to dismissal without notice or payment in lieu of notice where such breach occurs whilst you are in the Company’s employment.

16           INTELLECTUAL PROPERTY

16.1         You shall promptly disclose to the Company any idea or invention created or developed by you during employment which is actually or potentially relevant to the business of the Company and/or that of the Group.

16.2         You acknowledge that all trade marks, registered designs, design rights, copyright, database rights and other intellectual property rights (together, where registerable with the right to apply for registration of the same, aside from those described in clause 16.1), created during employment, will, on creation either during the normal course of employment or by using materials, tools or knowledge made available through your employment, vest in and be the exclusive property of the Company or any of the Group Companies which the Company shall nominate and if required to do so (whether during or after the termination of your employment), you will execute all instruments and do all things necessary to vest ownership in the above rights in the Company as sole beneficial owner.  Where the same does not automatically vest by Act of Parliament, you will immediately assign the same to the Company. You irrevocably waive all your rights pursuant to sections 77 to 83 inclusive of the Copyright Designs and Patents Act 1988.

16.3         You appoint the Company to be your attorney in your name and on your behalf to execute any such instrument or do any such thing necessary for the purpose of giving to the Company or its nominee, the full benefit of the provisions of this clause 16 and acknowledge in favour of any third party that a certificate in writing signed by any director or secretary of the Company, that any instrument or act falls within the authority conferred shall be conclusive evidence that such is the case.

17           RESTRICTIVE COVENANTS

17.1         You agree that you will comply with the post-termination obligations set out in Schedule 2 of this agreement.

17.2         You will not, either during your employment or at any time after its termination, knowingly make any untrue statement in relation to the Company and you should not from the date your employment is terminated represent yourself wrongfully as being employed by or connected with the Company.

17.3         If you apply for or are offered a new employment, appointment or engagement before entering into any related contract, you agree to bring the terms of Schedule 2 of this agreement to the attention of a third party proposing directly or indirectly to employ, engage or appoint you.

18           TERMINATION

18.1         Once your probationary period has been completed satisfactorily, the period of written notice required to be given by you or by the Company to terminate your employment shall be one month and the period of notice to which you are statutorily entitled (i.e. one week’s notice per completed year of service, subject to a maximum of 12 weeks).

18.2         The Company shall have the right to suspend you (subject to the continued payment of your salary and any benefits to which you are entitled), pending any investigation into any circumstances which may give rise to a right to the Company to terminate your employment, for such period as reasonably necessary for the purposes of that investigation.

18.3         The Company reserves the right to dismiss you without notice or payment in lieu of notice if it has reasonable grounds to believe you are guilty of gross misconduct or gross negligence or other substantial grounds justifying your immediate dismissal including any significant breach of your contractual obligations.

18.4         During any period of notice and provided the Company continues to pay your salary and all benefits to which you are contractually entitled (or to pay a sum in lieu of the value of such benefits) until the termination of your employment, you agree that the Company shall be entitled at its absolute discretion (without prejudice to clause 3.4):

(a)           to require you not to carry out your duties or to exercise your responsibilities under this agreement during the remaining period of your notice period (or any part of such period);

(b)          to require you not to attend your place of work or any other premises of the Company or any Group Company during the remaining period of your employment (or any part of such period);

(c)           to require you not to make contact with any employees, agents or customers or clients of the Company or any Group Company except as directed by the Company during the remaining period of your notice period (or any part of such period);

(d)          to require you to work from your home and/or to carry out exceptional duties or special projects outside the normal scope of your duties and responsibilities.

18.5         The Company at its absolute discretion reserves the right to terminate your employment with immediate effect and may at any time pay you in lieu of any notice of termination or part thereof (whether notice is given by you or by the Company).  Such payment will consist of salary only and you will have no entitlement to bonus or other benefits.

19           DELIVERY UP OF DOCUMENTS AND PROPERTY

On termination of this agreement for any reason (or earlier if requested) you will immediately deliver up to the Company all property (including but not limited to any Company car and property connected with any car provided under this agreement, documents and software, credit cards, keys and security passes) belonging to it or any Group Company in your possession or under your control.  Documents and software include (but are not limited to) passwords for your computer, correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information.  Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.  The Company may withhold any monies then owing to you in any respect pending you providing, if so requested, your written undertaking that you have complied with this obligation.

20           DISCIPLINARY AND GRIEVANCE PROCEDURES

The disciplinary and grievance procedure is outlined in the staff handbook which is available on the company intranet or from Human Resources.

21           DEDUCTIONS

For the purposes of the ERA, you authorise the Company at any time during the continuance of this agreement and in any event on termination howsoever arising, to deduct from your remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by you to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to you, the cost of repairing any damage or loss to the Company’s property caused by you and any loss suffered by the Company as a result of any neglect or breach of duty by the you.

22           DATA PROTECTION

22.1         Your personal data, including sensitive personal data, will be held by the Company in its manual and automated filing systems.  You consent to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area for the purposes of; salary administration, pension administration, health administration, health insurance/benefits, training and appraisal, including performance and disciplinary records, equal opportunities monitoring, Company car fleet/leasing administration, any Company benefit administration, marketing of products and services to you; and for the purpose of any potential sale of over 50% of the shares of the Company or Group Company or other change of control or any potential transfer of the Executive’s employment under TUPE.  Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors.

22.2         You agree to use all reasonable endeavours to keep the Company informed of any changes to your personal data and to comply with the DPA.

23           COLLECTIVE AGREEMENTS

There are no collective agreements with Trade Unions that directly affect the terms and conditions of your employment.

24           RETIREMENT AGE

The Company’s retirement age is 65 for male and female employees and your employment will terminate automatically and without notice on the last day of the month in which your 65th birthday falls due.  No agreement which may be made with you to work beyond that date shall affect your normal retiring age.

25           PREVIOUS CONTRACTS AND WARRANTIES

25.1         This agreement is in substitution for any previous contract of employment or other discussions or arrangements relating to your employment with the Company and which are deemed to have been terminated by mutual consent as from the date of this agreement.

25.2         You hereby warrant and represent to the Company that you will not, in entering into this agreement, or carrying out your duties, be in breach of any terms or conditions of employment whether express or implied or any other obligation binding upon you with any previous employer.

26           CHANGES IN TERMS OF EMPLOYMENT

26.1         The Company reserves the right to make reasonable changes to any of the terms and conditions of employment contained in this agreement.

26.2         You will be notified of minor changes by way of a general notice to all employees, and any such changes take effect from the date of notice.

27           CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

27.1         For the purposes of the Contracts (Rights of Third Parties) Act 1999 and save as provided in clause 30.2, none of the terms of this agreement are enforceable by any third party.

27.2         Where a clause of this agreement confers or purports to confer a benefit, entitlement or right on a Group Company, such clause shall be enforceable by such Group Company.

28           GOVERNING LAW AND JURISDICTION

This agreement will be governed by and construed in accordance with the law of England and Wales and the parties submit to the exclusive jurisdiction of the courts of England and Wales in respect of any dispute arising under this agreement.

SCHEDULE 1

BONUS AND COMMISSION PLAN

SCHEDULE 2

Post Termination Obligations

1              You hereby undertake to the Company on behalf of itself and as agent for and on behalf of any Group Company that you will not directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

(a)           at any time during the period of 6 months from the Termination Date be engaged, concerned or interested in any business which at any time during the Relevant Period, was a Relevant Customer of the Company if such engagement, concern or interest causes or would cause the Relevant Customer to cease or materially to reduce or alter the terms of its orders or contracts with the Company; or

(b)          at any time during the period of 6 months from the Termination Date canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply to it of Relevant Products or Services, or endeavour to do so; or

(c)           at any time during the period of 6 months from the Termination Date deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

(d)          at any time during the period of 6 months from the Termination Date solicit or induce or endeavour to solicit or induce any Key Person to leave the employ of the Company, whether or not such person would commit any breach of his own contract of employment or engagement by leaving the service of the Company or any Relevant Group Company; or

(e)           at any time during the period of 6 months from the Termination Date in connection with any business in or proposing to be in competition with the Company employ, engage or appoint or in any way cause to be employed, engaged or appointed a Key Person; or

(f)            encourage, assist or procure any third party to do anything which, if done by you would be in breach of 1 a). to (f) above.

2              Each of the restrictions in clause 1 is intended to be separate and severable and in the event that any of such restrictions shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording or range of services or products were reduced in scope or deleted, the said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

3              If you apply for or are offered a new employment, appointment or engagement, before entering into any related contract, you hereby agree that you will bring the terms of this agreement to the attention of a third party proposing directly or indirectly to employ, appoint or engage you.

4              For the purposes of this schedule the following expressions shall have the following meanings:

(g)          “Effective Date” means the Termination Date provided always that if no duties have been assigned to you or you have carried out duties other than your normal duties or you have been excluded from the Company’s premises immediately preceding the Termination Date in accordance with the garden leave clause in this agreement, it means the last date on which you carried out your normal duties;

(h)          “Key Person” shall mean any person who on the Effective Date is a director or officer or manager or executive or of the same or similar grade to you employed by the Company or any Relevant Group Company or any consultant of the Company or any Group Company with whom you worked or had material dealings or for whose work you were responsible or managed in the course of your employment under this agreement at any time during the Relevant Period;

(i)            “Relevant Customer” shall mean any person, firm, company or organisation who or which at any time during the Relevant Period is or was:

(i)            a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; and/or

(ii)           in material negotiations or discussions with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services;

and in each case with whom you were directly concerned or connected or any employee who was under your direct or indirect supervision shall have had personal dealings in the course of your employment by the Company or of whom you had personal knowledge in each case during the Relevant Period in the course of your employment.

(j)            “Relevant Group Company” shall mean any Group Company (other than the Company) for which you have performed services under this agreement or for which you have had operational or management responsibility at any time during the Relevant Period.

(k)           “Relevant Period” shall mean the period of 6 months immediately before the Effective Date.

(l)            “Relevant Products or Services” shall mean products or services which are of the same kind as or of a materially similar kind to and competitive with any products or services

(i)            sold or supplied; or

(ii)           manufactured; or

(iii)          distributed; or

(iv)          under development for manufacture, distribution, sale or supply; or

(v)           researched for manufacture, distribution, sale or supply

by the Company or any Relevant Group Company within the Relevant Period and with which sale or supply you were directly concerned or connected or of which you had personal knowledge during the Relevant Period in the course of your employment.

SCHEDULE 3

ROLE & RESPONSIBILITIES

POSITION:

REPORTING TO:

RESPONSIBILITIES:

I	[PRINT NAME] agree to the terms of this agreement and Schedules 1, 2 and
3 and understand that the agreement constitutes the main terms of my contract of employment with the Company.

Signed

Dated